As filed with the Securities and Exchange Commission on June 1, 2000,
                        Registration No. ________________

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                                WCM CAPITAL, INC.

               (Exact name of registrant as specified in charter)

               Delaware                                        13-2878202

(State or other jurisdiction of incorporation)        (IRS Employer I.D. Number)

              76 Beaver Street, Ste. 500, New York, New York 10005

               (Address of principle executive offices) (Zip Code)

                               SERVICES AGREEMENT
                             (Full Title of Plan(s))

                                Robert Waligunda
                                    President
                                WCM Capital, Inc.
                           76 Beaver Street, Suite 500
                            New York, New York 10005

            (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                         CALCULATION OF REGISTRATION FEE

================================================================================
                                              Proposed         Proposed
Title of                   Maximum            Maximum          Amount of
Securities to be           Amount to be       Offering Per     Aggregate
Registered                 Registered         Share            Offering
                                                               Price

Common Stock,
Par Value
$.01 per share             167,750(1)         $4.00(3)         $679,000

Common Stock
Par Value
$.01 per share             153,690(2)         $4.00            $614,760


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================================================================================

CALCULATION OF REGISTRATION FEE - NOTES THERETO

(1) The Company is to issue 169,750 shares of its common stock as compensation for present and future services rendered to the Company by Richard Brannon. Approximate date of proposed sale pursuant to the plan; as soon as practicable after the Registration Statement becomes effective.

(2) The Company is to issue 153,690 shares of its common stock as compensation for services rendered on behalf of the Company by Joseph Laura. Approximate date of proposed sale pursuant to the plan; as soon as practicable after the Registration Statement becomes effective.

(3) The aggregate offering price for 323,440 shares registered hereby is estimated solely for the purpose of calculating the registration fee, in accordance with Rule 457 (h) (1), and is based upon the average bid/ask price as of the close of business on May 26, 2000 as the same was quoted by the NASDAQ Small Cap Market.

This registration statement, including all exhibits and attachments, consists of 17 pages.

The exhibit index is on page 7


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                                     PART II

ITEM 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.

The following documents, which are filed or are in the process of being filed with the Securities Exchange Commission, are incorporated by reference in this registration statement.

(a) The Company's Quarterly Report on Form 10-Q for the periods ending March 30, 2000;

(b)  The Company's Annual Report on Form 10-K for the year ended December 31,
     1999;

(c) All other Quarterly and Annual Reports filed by the Company pursuant to sections 13(a) or 15(d) of the Securities Exchange Act of 1934 prior to the end of the fiscal year covered by the Annual Report referred to in (c) above; and

(d) All other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the shares of common-stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

The Company's authorized capitalization includes 40,000,000 shares of Common Stock, $0.01 par value per share, of which 1,318.767 shares were issued and outstanding as of May 26, 2000.

Holders of the Company's Common Stock are entitled to one vote per share on each matter submitted to vote at any meeting of the shareholders. The Company's Bylaws require a majority of the Company's issued and outstanding shares of Common Stock must be represented in order to constitute a quorum necessary to transact business at a meeting of the shareholders. Shares of Common Stock do not carry cumulative voting rights and, therefore, holders of a majority of the outstanding shares of Common Stock are able to elect the entire board of directors, and, if they do so, holders of the remaining shares of Common Stock will not be able to elect any directors. Holders of the Company's Common Stock have no preemptive rights to acquire additional shares of Common Stock. The Company's Common Stock is not subject to redemption and carries no subscription or conversion rights. In the event


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of the Company's liquidation, each share of the Company's Common Stock is entitled to an equal share of corporate assets remaining after satisfaction of all Company liabilities. Holders of shares of the Company's Common Stock are entitled to receive such dividends as the board of directors may from time to time declare out of funds legally available for the payment of dividends. The Company has not paid cash dividends on its Common Stock in the past, and does not anticipate that it will pay dividends on its Common Stock in the foreseeable future.

In the event of the issuance of additional shares of the Company's Common Stock by action of the Board of Directors, the percentage ownership of the Company by existing shareholders would be reduced and the book value of the Company's Common Stock may be diluted.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

None

ITEM 6. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

Section 145 of the General Corporation Law of the State of Delaware provides for broad indemnification of officers and directors and allows the Company to advance funds to such indemnified party to defend such action prior to the adjudication thereof. The Certificate of Incorporation of the company does not grant any indemnification rights other than those specifically set forth in
Section 145, nor does the Company maintain any director and officer liability insurance at this time.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

None

ITEM 8. EXHIBITS.

The exhibit index is contained on page 7 of this Registration Statement.

ITEM 9. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: ( i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and (iii) to include any material


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information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement, including but not limited to) any addition or election of a managing underwriter; provided, however that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report for the Company pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described in
Item 6, or otherwise, the Company has been advised that in the opinion of the Securities Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.


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     Pursuant to the requirements of the Securities Act of 1933, as amended, the
Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, the State of New York, on this 26th day of May, 2000.

                                               WCM CAPITAL, INC.

                                               By: /s/ Robert Waligunda
                                               ----------------------------
                                               Robert Waligunda, President,
                                               and Treasurer

Each person whose signature appears below on this Registration Statement hereby constitutes and appoints Robert Waligunda, President, with full power to act as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him in his name, place and stead, and in any and all capacities (until revoked in writing) to sign any and all capacities (including post-effective amendments and amendments thereto) this Registration Statement on Form S-8 of WCM Capital, Inc. and to file same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact or his substitute may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

   SIGNATURE                           TITLE                           DATE
--------------------                -------------------             ------------
/s/ Robert Waligunda
--------------------
Robert Waligunda                    President and Treasurer         May 30, 2000
                                    And Director

/s/ Richard Brannon
--------------------
Richard Brannon                     Vice President and              May 30, 2000
                                    Secretary

/s/ George E. Otten
--------------------
George E. Otten                     Vice President                  May 30, 2000


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/s/ William C. Martucci
-----------------------
William C. Martucci                 Director                        May 30, 2000

/s/ William Wishinsky
-----------------------
William Wishinsky                   Director                        May 30, 2000

/s/ Casey Myhre
-----------------------
Casey Myhre                         Director                        May 30, 2000

/s/ Vincent DeMartino
-----------------------
Vincent DeMartino                   Director                        May 30, 2000


                                INDEX TO EXHIBITS

 NO.          DESCRIPTION
 ---          -----------

  5.          Opinion and Consent of Counsel

 10.1         Services Agreement with Richard Brannon, dated May 26, 2000

 10.2         Services Agreement with Joseph Laura dated May 26, 2000

 23.1 Consent of Ehrenkrantz Sterling & Co., L.L.C., Certified Public Accountants of the Company for fiscal year ended December 31, 1999

 23.2 Consent of Lazar Levine & Felix, Certified Public Accountants of the Company for fiscal year ended December 31, 1998


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